Exhibit 99.1

Ingles Markets, Incorporated Announces Increased Sales and Net Income for Third Quarter and Nine Months of Fiscal 2011

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 12, 2011--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and nine month periods ended June 25, 2011, compared with the same periods of the previous year. Third quarter net sales rose 6.4% to $911.0 million and net income increased 11.2% to $12.7 million compared with the prior year’s third quarter. For the first nine months of fiscal 2011, net sales rose 4.7% to $2.65 billion and net income increased 24.3% to $28.1 million compared with the first nine months of fiscal 2010.

Robert P. Ingle II, chief executive officer, stated, “Our daily focus is to provide value to our customers, increase sales and provide profits for our shareholders. The results for the third quarter reflect success in those areas in spite of economic and competitive challenges.”

Third Quarter Results

Net sales rose 6.4% to $911.0 million for the three months ended June 25, 2011, compared with $856.1 million for the three months ended June 26, 2010. The growth in sales benefited from higher same store sales, an increase in stores in operation, and growth in customer transactions and transaction amounts. Ingles operated 203 stores and 11.0 million retail square feet at the end of June 2011 compared with 202 stores and 10.8 million retail square feet at the end of June 2010. Excluding gasoline, where retail prices were significantly higher in the June 2011 quarter compared with the June 2010 quarter, grocery segment comparable store sales increased 2.0%. The number of customer transactions (excluding gasoline) increased 0.2%, while the comparable average transaction size increased 2.1% compared with the same quarter last year.

Gross profit for the June 2011 quarter increased 2.3%, to $201.3 million, an increase of $4.5 million compared with the third quarter of last fiscal year. The increase in gross profit dollars is attributable to increased sales. Gross profit, as a percentage of sales, was 22.1% for the June 2011 quarter compared with 23.0% for the June 2010 quarter. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was level over the comparative three-month periods at 25.9% for the three months ended June 25, 2011, compared with 26.0% for the same quarter of last fiscal year.

Gross profit for the Company’s milk processing subsidiary increased $0.4 million over the comparable three month periods in fiscal 2010, and was 11.1% of sales for the June 2011 quarter compared to 11.9% of sales for the June 2010 quarter. Raw milk prices were higher during the June 2011 quarter, which decreased gross profit as a percentage of sales, as relatively stable per-gallon milk profit margins were applied to the higher sales price.

Operating and administrative expenses for the June 2011 quarter totaled $169.8 million, an increase of $4.9 million, or 3.0% over the June 2010 quarter. Excluding gasoline sales and associated operating expenses (primarily payroll), operating and administrative expenses as a percentage of sales remained level at approximately 22.1% for both the three fiscal months ended June 2011 and 2010.

During the third quarter of fiscal 2011, the Company was granted $3.1 million in an eminent domain proceeding related to an owned land parcel and recognized a gain of approximately $2.8 million. There were no other significant sale or disposal transactions in the third quarter of either fiscal 2011 or 2010.

Interest expense decreased $0.9 million for the three-month period ended June 25, 2011, to $15.3 million from $16.2 million for the three-month period ended June 26, 2010. Total debt at June 25, 2011, was $857.1 million compared with $825.6 million at June 26, 2010. The debt increase is attributable to the issuance in December 2010 of $99.7 million in bonds for the construction of an additional distribution facility located adjacent to the current facility. Construction has begun on the additional distribution facility, which is expected to open near the end of fiscal 2012. Interest on the $99.7 million in bonds is generally capitalized as part of the distribution facility project cost during the construction period.

Income tax expense as a percentage of pre-tax income increased to 37.7% in the June 2011 quarter compared with 36.4% in the June 2010 quarter due to higher state income taxes and lower tax credits.

Net income totaled $12.7 million, or 1.4% of sales, for the three-month period ended June 25, 2011, compared with $11.4 million, or 1.3% of sales, for the three-month period ended June 26, 2010. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.54 and $0.52 for the June 2011 quarter compared with $0.49 and $0.46, respectively, for the June 2010 quarter. Basic and diluted earnings per share for Class B Common Stock were each $0.49 for the June 2011 quarter compared with $0.44 of basic and diluted earnings per share for the June 2010 quarter.

Net income for the third quarter of fiscal 2010 has been reduced by approximately $0.2 million from the previously reported amount to account for the way in which the Company calculates the retained claim liability for its self-insured workers compensation insurance program. The adjustment to the 2010 balance sheet reflects the cumulative correction in workers compensation expense and workers compensation self-insurance liabilities over multiple fiscal years through September 25, 2010. The changes were not material to individual years through fiscal 2011. See Note B in the Company’s Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended June 25, 2011.

Nine Months Results

Net sales increased 4.7%, to $2.65 billion for the nine months ended June 2011 compared with the same period in the prior fiscal year. Excluding gasoline, where retail prices were significantly higher in the June 2011 nine-month period compared with the June 2010 nine-month period, grocery segment comparable store sales increased 2.3%. The number of customer transactions (excluding gasoline) increased 0.5%, while the comparable average transaction size increased 2.1% compared with the nine month period of last year.

Gross profit dollars for the June 2011 nine-month period increased $21.4 million, or 3.8%, to $589.5 million, compared with $568.0 million for the same period of fiscal 2010. Gross profit as a percentage of sales was 22.2% and 22.4% for the nine months ended June 25, 2011 and June 26, 2010, respectively. The decline in gross profit margin was due primarily to gasoline sales. Excluding gasoline sales, grocery segment gross profit as a percentage of sales rose to 25.7% for the nine months ended June 25, 2011, compared with 25.5% for the same period of last fiscal year. The beneficial margin impact of food inflation has been generally offset by competitive factors.

Gross profit for the Company’s milk processing subsidiary increased $1.0 million over the comparable nine month periods, and was 11.9% of sales for the June 2011 nine-month period compared to 12.2% of sales for the June 2010 nine-month period. Raw milk prices were higher during the June 2011 nine-month period, which decreased gross profit as a percentage of sales, as relatively stable per-gallon milk profit margins were applied to the higher sales price.

Operating expenses increased $17.5 million comparing the first nine months of fiscal 2011 to the same period of last fiscal year, and were 19.1% of sales for the nine months ended June 25, 2011, compared with 19.3% of sales for the nine months of fiscal 2010. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.1% of sales for the nine-month fiscal 2011 period compared with 22.0% for the same period of fiscal 2010. Operating expense increases were driven by sales growth and store development activities, including higher personnel, insurance, bank fees, depreciation, and utility costs.

During the third quarter of fiscal 2011, the Company was granted $3.1 million in an eminent domain proceeding related to an owned land parcel and recognized a gain of approximately $2.8 million. There were no other significant sale or disposal transactions in either fiscal 2011 or 2010.

Interest expense totaled $46.9 million for the nine-month period ended June 25, 2011, a decrease of $2.0 million from $48.9 million for the nine-month period ended June 26, 2010. During the nine months ended June 25, 2011, principal debt reductions totaled $60.1 million.

Income tax expense as a percentage of pre-tax income was 36.2% for the June 2011 nine-month period compared with 36.0% for the comparable June 2010 period.

Net income totaled $28.1 million, or 1.1% of sales, for the nine-month period ended June 25, 2011, compared with $22.6 million, 0.9% of sales, for the nine-month period ended June 26, 2010. Basic and diluted earnings per share for publicly traded Class A Common Stock were $1.20 and $1.15 for the June 2011 nine-month period compared with $0.97 and $0.92, respectively, for the June 2010 quarter nine-month period. Basic and diluted earnings per share for Class B Common Stock were each $1.09 for the fiscal June 2011 period compared with $0.88 of basic and diluted earnings per share for the same fiscal period ended June 2010.

Net income for the first nine months of fiscal 2010 has been reduced by approximately $0.7 million from the previously reported amount to account for the way in which the Company calculates the retained claim liability for its self-insured workers compensation insurance program. The change had no material effect on the 2011 condensed consolidated financial statements. See Note B in the Company’s Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended June 25, 2011.

During the June 2011 nine-month period, Ingles completed one new store and five remodeled stores. Capital expenditures for the June 2011 nine-month period totaled $63.0 million and are expected to be approximately $100 to $120 million for the full fiscal year, including expenditures for the new distribution facility and for stores to open in fiscal 2012.

At June 25, 2011, the Company had $175 million of undrawn, committed credit facilities. The Company believes, based on its current results of operations and financial condition, that its financial resources, including existing bank lines of credit, short- and long-term financing expected to be available to it and internally generated funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future, including any debt service requirements of additional borrowings. Over the next twelve months, scheduled principal debt payments total $74.3 million.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2010 Form 10-K and 2011 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 70 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

	Three Months Ended		Nine Months Ended
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010

Net sales	$910,978	$856,128	$2,654,102	$2,534,087
Gross profit	201,340	196,887	589,456	568,016
Operating and administrative expenses	169,762	164,842	505,587	488,047
Rental income, net	575	458	1,443	1,127
Gain (loss) from sale or disposal of assets	2,656	130	2,677	(63)
Income from operations	34,808	32,633	87,990	81,033
Other income, net	945	1,533	3,146	3,230
Interest expense	15,344	16,206	46,912	48,956
Income taxes	7,685	6,515	16,125	12,698
Net income	$12,725	$11,445	$28,099	$22,608

Basic earnings per common share – Class A	$0.54	$0.49	$1.20	$0.97
Basic earnings per common share – Class B	$0.49	$0.44	$1.09	$0.88
Diluted earnings per common share – Class A	$0.52	$0.46	$1.15	$0.92
Diluted earnings per common share – Class B	$0.49	$0.44	$1.09	$0.88

Additional selected information:
Depreciation and amortization expense	$21,498	$20,749	$63,812	$64,011
Rent expense	$3,875	$3,910	$11,418	$11,742

Condensed Consolidated Balance Sheets (Unaudited)

		June 25,	September 25,
		2011	2010
ASSETS
Cash and cash equivalents		$6,860	$57,854
Certificates of deposit		—	6,000
Receivables-net		60,215	53,081
Inventories		305,383	286,431
Other current assets		16,835	19,603
Property and equipment-net		1,085,280	1,089,391
Restricted investments		95,736	—
Other assets		20,734	19,998
TOTAL ASSETS		$1,591,043	$1,532,358

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt		$74,319	$92,185
Accounts payable, accrued expenses and current portion of other long-term liabilities		233,528	226,789
Deferred income taxes		67,714	72,213
Long-term debt		782,780	725,314
Other long-term liabilities		7,650	6,776
Total Liabilities		1,165,991	1,123,277
Stockholders' equity		425,052	409,081
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$1,591,043	$1,532,358

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, Chief Financial Officer, 828-669-2941 (Ext. 223)